UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to R240.14a-12

VMware, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VMWARE, INC.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2016

The following information relates to the proxy statement (the “Proxy Statement”) of VMware, Inc. (the “Company”), dated April 13, 2016, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2016 Annual Meeting of Stockholders and any adjournment or postponement thereof to be held at the Company’s principal executive offices at 3425 Hillview Avenue, Palo Alto, California 94304, on May 26, 2016, at 9:00 a.m. Pacific Time. All capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure Regarding Potential Payments Upon Termination or Change in Control

The following supplemental disclosure is added to the Proxy Statement section “Potential Payments Upon Termination or Change in Control” beginning on page 61 of the Proxy Statement:

Supplemental Disclosure Concerning Departure and Consulting Arrangement with Former Named Executive Officer

On February 29, 2016, Carl Eschenbach resigned from his position as President and Chief Operating Officer of the Company, effective March 31, 2016. Upon Mr. Eschenbach’s departure, he forfeited a total of 110,348 unvested RSUs with a market value of approximately $5.6 million as of his last day as a VMware employee. The forfeited RSUs were scheduled to vest through 2018. Of that amount, 41,737 RSUs with a market value of approximately $2.1 million would have vested through the end of 2016 had Mr. Eschenbach continued his employment with the Company.

On April 14, 2016, the Company entered into a consulting agreement with Mr. Eschenbach for his services as a strategic advisor to the Company. The agreement provides for Mr. Eschenbach to receive cash compensation at a monthly rate that will enable him to earn the value of the forfeited RSUs that would have vested in 2016, should Mr. Eschenbach continue to provide services through December 31, 2016. The monthly rate will continue as long as Mr. Eschenbach provides his services to VMware pursuant to the agreement. The agreement has no fixed term and is terminable at will by either party.

This Supplement is first being released to stockholders on or about April 18, 2016 and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.